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                                                                   EXHIBIT 99.1



                   [PACIFIC GULF PROPERTIES INC. LETTERHEAD]




363 San Miguel Drive                                 CONTACT: Cindy L. Smith
Newport Beach, CA 92660                                       Investor Relations

(714) 721-2700

FOR IMMEDIATE RELEASE



                        PACIFIC GULF PROPERTIES DECLARES
                 DIVIDEND INCREASE FOR SECOND CONSECUTIVE YEAR

        NEWPORT BEACH, California (November 6, 1996) -- Pacific Gulf Properties Inc. (NYSE:PAG) today announced that its Board of Directors has increased its quarterly dividend for the second consecutive year from $.40 per share to $.41 per share, effective with the Company's fourth quarter ending December 31, 1996. The dividend will be payable January 10, 1997 to shareholders of record on January 1, 1997.

        According to Glenn L. Carpenter, Chairman of the Board and Chief Executive Officer, the Board of Directors approved the dividend increase due to the Company's strong performance during 1996, and the expected positive effects from a number of acquisitions which were made in 1996. Carpenter also noted that the increase is in keeping with the Company's long-term business strategy to continue to lower its pay-out ratio as well as to share a portion of the Company's growth with its shareholders.

        Pacific Gulf Properties Inc., a self-administered and self-managed equity real estate investment trust, owns and operates industrial and multifamily properties in California and the Pacific Northwest.


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November 6, 1996